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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
TRM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
June 17, 2003

To Our Shareholders:

        The annual meeting of the shareholders of TRM Corporation, an Oregon corporation (the "Company"), will be held on Tuesday, June 17, 2003, at 9:00 a.m. at the offices of TRM Corporation, 1521 Locust Street, 2nd Floor, Philadelphia, Pennsylvania 19102, for the following purposes:

  1.
  To elect (a) three members of the Board of Directors for three-year terms, and (b) two members of the Board of Directors for one-year terms.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2003 fiscal year, and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        All shareholders are invited to attend the meeting. Holders of record of the Company's Common Stock at the close of business on April 18, 2003, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Kenneth Lewis Tepper Chairman of the Board
Portland, Oregon April 30, 2003

____________________________________________________________________________________________

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

        A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is exercised. Retention of the proxy is not necessary for admission to the meeting.

___________________________________________________________________________________________

PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of TRM Corporation (the "Company") for use at the 2003 Annual Meeting of Shareholders ("the Annual Meeting") to be held on Tuesday, June 17, 2003, at 9:00 a.m. at the offices of TRM Corporation, 1521 Locust Street, 2nd Floor, Philadelphia, Pennsylvania 19102, and at any adjournments thereof.

        The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the shareholders by the Company in connection with the annual meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone and personal contact. The Company has retained Registrar and Transfer Company to assist in the solicitation of proxies from brokers and other nominees at an estimated cost of $1,500. The Company's Annual Report on Form 10-K covering the year ended December 31, 2002, which includes financial statements, is being mailed to shareholders together with these proxy materials on or about April 30, 2003.

        Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the proxies will be voted for (a) the election of the nominees for director and (b) the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. At the meeting, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding will constitute a quorum for the transaction of business.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

        The Company's outstanding voting securities consist of Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred"). The record date for determining holders of Common Stock and Series A Preferred entitled to vote at the Annual Meeting is April 18, 2003. On that date, there were 7,059,790 shares of Common Stock and 1,777,778 shares of Series A Preferred outstanding, each entitled to one vote per share, voting together as one class. Neither the Common Stock nor the Series A Preferred has cumulative voting rights. Each share of Series A Preferred is convertible into .7499997 shares of Common Stock.

        The following table sets forth certain information regarding the beneficial ownership as of March 15, 2003, of the Common Stock (and the Series A Preferred on an as-converted basis) by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director or person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

Beneficial Owner	Address	Shares Beneficially Owned(1)	Percent(2)
Daniel G. Cohen(3)	1818 Market Street, 28th Floor Philadelphia, PA 19103	1,607,727	20.9%
Lance Laifer(4)	450 Seventh Avenue, Suite 1604 New York, NY 10036	1,428,411	19.4%
Edward E. Cohen(5)	1845 Walnut Street, Suite 1000 Philadelphia, PA 19103	730,402	10.1%

Safeco Corporation(6)	SAFECO Plaza Seattle, WA 98185	556,850	8.0%
Edwin S. Chan(7)	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	504,618	7.1%
Marcia W. Zech(8)	3041 60th Avenue, S.E. Mercer Island, WA 98040	475,430	6.7%
Dimensional Fund Advisors, Inc.(9)	1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	424,800	6.0%
ReadyCash Investment Partners, L.P.(10)	1521 Locust Street, 4th Floor Philadelphia, PA 19102	420,953	5.6%
Friedman, Billings, Ramsey Group, Inc.(11)	1001 Nineteenth Street North Arlington, VA 22209	388,889	5.5%
Danial J. Tierney	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	127,131	1.8%
Kenneth Lewis Tepper	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	101,666	1.4%
Alan D. Schreiber, M.D.	821 Westview Street Philadelphia, PA 19119	27,800	*
Gary M. Cosmer	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	24,497	*
Slavka B. Glaser	277 Park Avenue, 9th Floor New York, NY 10172	10,000	*
Hersh Kozlov	1940 Route 70 East, Suite 200 Cherry Hill, NJ 08003	10,000	*
Rebecca J. Demy	c/o 5208 N.E. 122nd Avenue Portland, OR 97230-1074	2,100	*
Harmon S. Spolan	1900 Market Street, 4th Floor Philadelphia, PA 19103	1,000	*
Nancy Alperin	1736 Pine Street, Suite 100 Philadelphia, PA 19103	0	*
Directors and executive officers as a group (14 persons)		3,664,644	45.2%

*
Represents less than 1 percent.

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"), and includes voting power and dispositive power with respect to shares. Shares are held with sole voting and dispositive power unless otherwise indicated. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage for the person holding such options, but are not deemed outstanding for computing the percentage for any other person. The numbers of shares that may be obtained upon exercise of options that are currently exercisable or exercisable within

  60 days of March 15, 2003, are as follows: Mr. Daniel G. Cohen 206,250 shares; Mr. Edward Cohen 143,750 shares; Mr. Danial Tierney 123,000 shares, Mr. Kenneth Lewis Tepper 84,166 shares, Mr. Gary Cosmer 24,000 shares; Mr. Edwin Chan 15,000 shares; Ms. Slavka Glaser 10,000 shares; Mr. Hersh Kozlov 5,000 shares; Ms. Rebecca Demy 2,100 shares; and all executive officers and directors as a group, 617,031 shares.

(2)
Assumes the exercise of solely that individual's options or warrants, or conversion of solely that party's Series A Preferred, and issuance by the Company of the related number of shares of Common Stock.

(3)
Based on information received from Mr. Daniel G. Cohen, his ownership consists of 1,607,727 shares, comprised of: 771,184 shares of Common Stock for which he has sole voting and dispositive power and 229,934 shares of Common Stock for which he shares voting and dispositive power. The 229,934 shares of Common Stock include 189,934 shares owned by a partnership, the partners of which include Edward Cohen and Daniel G. Cohen, and warrants to purchase 40,000 shares of Common Stock exercisable within 60 days held by ReadyCash Investment Partners, L.P. ("ReadyCash"). Mr. D. Cohen's ownership also includes 21,342 shares of Series A Preferred which are convertible into 16,006 shares of Common Stock, warrants to purchase 3,400 shares of Common Stock, and 206,250 shares subject to options exercisable within 60 days of March 15, 2003. Finally, his ownership includes 146,032 shares of Common Stock issuable upon conversion of 194,710 Series A Preferred Stock to Common Stock owned by ReadyCash, as ReadyCash automatically dissolves and liquidates upon conversion, and 234,921 shares of Common Stock issuable upon conversion of 313,228 Series A Preferred Stock held by third parties who have granted irrevocable proxies to ReadyCash. Such irrevocable proxies terminate upon conversion of the Series A Preferred Stock. Mr. D. Cohen is the majority shareholder and an officer and director of the general partner of ReadyCash. Under current SEC rules, Mr. D. Cohen may be deemed to be the beneficial owner of shares owned by ReadyCash. Mr. D. Cohen also serves as a director of the Company.

(4)
Mr. Lance Laifer, as sole director and principal stockholder of Laifer Capital Management, Inc. ("Laifer"), is the beneficial owner of Common Stock beneficially owned by Laifer. Mr. Laifer is the beneficial owner of 1,428,411 shares of Common Stock. This information is based on a Schedule 13D/A dated March 14, 2003, and filed with the SEC reporting that Mr. Laifer had (i) sole voting power with respect to 924,978 shares, shared voting power with respect to no shares, and (ii) sole dispositive power with respect to 924,978 shares and shared dispositive power with respect to 503,433 shares. Laifer's ownership includes 313,228 shares of Series A Preferred which are convertible into 234,921 shares of Common Stock (for which an irrevocable proxy has been granted to ReadyCash to vote the shares), and warrants to purchase 52,856 shares of Common Stock. Mr. Laifer also serves as a director of the Company.

(5)
Based on information received from Mr. Edward Cohen, his ownership consists of 730,402 shares, comprised of: 540,468 shares of Common Stock for which he has sole voting and dispositive power and 189,934 shares of Common Stock for which he shares voting and dispositive power. The 189,934 shares are shares owned by a partnership, the partners of which include Edward Cohen and Daniel G. Cohen. Mr. E. Cohen's ownership is comprised of 292,511 shares of Common Stock acquired by Mr. E. Cohen, 43,994 shares of Common Stock owned by an individual retirement account for the benefit of Mr. E. Cohen, 40,940 shares of Common Stock owned by a charitable foundation of which Mr. E. Cohen and his spouse are trustees, (with respect to which he disclaims beneficial ownership), 21,342 shares of Series A Preferred which are convertible into 15,873 shares of Common Stock, warrants to purchase 3,400 shares of Common Stock, and 143,750 shares subject to options exercisable within 60 days of March 15, 2003. Mr. E. Cohen also serves as a director of the Company.

(6)
This information is based upon a Schedule 13G dated February 11, 2003, and filed with the SEC reporting that Safeco Corporation had (i) sole voting power with respect to no shares and shared voting with respect to 566,850 shares and (ii) sole dispositive with respect to no shares and shared dispositive power with respect to 566,850 shares. Safeco Corporation disclaims beneficial ownership of these shares. The shares are beneficially owned by registered investment companies for which a subsidiary of Safeco Corporation serves as an adviser. Because of its ownership or control of one or more investment companies which directly own shares, Safeco Corporation may be considered an indirect beneficial owner of these shares.

(7)
The information provided includes 30,641 shares owned by Mr. Chan's wife and minor children.

(8)
This information is based upon a Schedule 13G dated February 5, 2003, and filed with the SEC, reporting that Marcia W. Zech had (i) sole voting power with respect to 475,430 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 475,430 shares and shared dispositive power with respect to no shares. The information provided excludes shares owned by Mrs. Zech's children and other relatives, all of whom are adults.

(9)
This information is based upon a Schedule 13G dated February 3, 2003, and filed with the SEC, reporting that Dimensional Fund Advisors, Inc. ("Dimensional") had (i) sole voting power with respect to 424,800 shares and shared voting power with respect to no shares and (ii) sole dispositive power with respect to 424,800 shares and shared dispositive power with respect to no shares. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(10)
This information is based in part on a Schedule 13D/A dated January 21, 2003, and filed with the SEC, reporting that ReadyCash had (i) sole voting power with respect to 40,000 shares of Common Stock issuable upon exercise of warrants and (ii) sole dispositive power with respect to 40,000 shares issuable upon the exercise of warrants held by ReadyCash. ReadyCash's ownership also includes 146,032 shares of Common Stock issuable upon the conversion of 194,710 Series A Preferred Stock to Common Stock (ReadyCash automatically dissolves and liquidates upon such conversion), and 234,921 shares of Common Stock issuable upon the conversion of 313,228 Series A Preferred Stock to Common Stock held by third parties, for which ReadyCash has been granted irrevocable proxies which terminate upon conversion of the Series A Preferred Stock.

(11)
This information is based upon a Schedule 13G/A dated February 13, 2003, and filed with the SEC, reporting that Friedman, Billings, Ramsey Group, Inc., ("the Fund") had (i) sole voting power with respect to no shares and shared voting power with respect to 388,889 shares and (ii) sole dispositive power with respect to no shares and shared dispositive power with respect to 388,889 shares.

MATERIAL LEGAL PROCEEDINGS

        The information required by this item is incorporated by reference to Item 3 of the Company's Form 10-K for fiscal year ended December 31, 2002, a copy of which is being provided to shareholders together with these proxy materials, and is supplemented as described below.

        Subsequent to the filing of the Company's Form 10-K for the fiscal year ended December 31, 2002, and as part of finalizing the settlement, management concluded that it was in the Company's best interest to bring a full and final resolution of the litigation. The proposed settlement, provided, among other things, for a cash payment of $1 million and a note payable to the Estate of Frederick O. Paulsell (the "Estate") in the amount of $1 million maturing in 5 years. The Company, with the approval of a majority of disinterested directors, negotiated with the Estate to provide for an additional cash payment of $750,000 (for an aggregate cash payment of $1.75 million) immediately, rather than providing a $1 million note. On April 17, 2003, the Company executed a definitive settlement agreement and related documents and in accordance therewith paid $1.75 million to the Estate.

        The Company intends to seek payment of all or a portion of the $1.75 million payment from its directors' and officers' liability insurance carrier, subject to a deductible of $250,000. At this time, the Company is unable to provide an accurate assessment of whether the insurance carrier will pay all or any portion of the $1.75 million payment.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Mr. E. Cohen and Ms. Glaser expire in 2003. In addition, the term of office of Frederick O. Paulsell, who passed away on October 22, 2002, resulting in a vacancy on the Board of Directors, would have expired in 2003. The Board of Directors appointed Ms. Nancy Alperin and Mr. Lance Laifer to the Board in June 2002 to fill the vacancies created by the resignations of Mr. Joseph G. Denton and Mr. Henry Sun, whose terms would have expired in 2004. Under the Oregon Business Corporation Act, the term of directors appointed to fill vacancies expires at the next shareholders meeting at which directors are elected. Accordingly, Ms. Alperin's and Mr. Laifer's terms of office will expire in 2003. The term of office of Mr. Kozlov expires in 2004. The terms of office of Messrs. D. Cohen, Tepper and Spolan expire in 2005.

        Mr. E. Cohen, Ms. Glaser and Dr. Schreiber are each nominated for a three-year term to serve until the 2006 annual meeting of shareholders and until their successors are elected and have qualified. Ms. Nancy Alperin and Mr. Lance Laifer are each nominated for a one-year term to serve until the 2004 annual meeting of shareholders and until their successors are elected and have qualified. Descriptions of the five nominees for election follow. For a description of the continuing directors, see "Background Information About Continuing Directors."

        It is the intention of the persons named in the accompanying form of proxy to vote for the five nominees, unless other instructions are given. Proxies cannot be voted for more than five nominees. Directors are elected by the vote of a plurality of the shares cast in person or by proxy at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

Director Nominees	Age	Director Since
Edward E. Cohen was elected Chairman of the Board in June 1998 and served in that capacity until June 2001. He has been the Chairman of the Board of Directors of Resource America, Inc., a specialty finance company, since 1990 and the Chief Executive Officer since 1988. Mr. Cohen has been the Chairman of the Board of Brandywine Construction & Management, Inc., a property management company, since 1994. Mr. Cohen is the father of Daniel G. Cohen.	64	1998
Slavka B. Glaser was elected a director in June 2000. She has been employed with JP Morgan Securities, working in the European Cash Equities group since September 2000 as an Institutional Sales person responsible for research coverage of US investment institutions. Prior to joining JP Morgan, Ms. Glaser was employed with Brown Brothers Harriman, a private banking and brokerage services company, since 1996, serving as a member of its US Institutional Sales Group.	32	2000

Alan D. Schreiber, M.D. has been nominated for election to the Board of Directors. Dr. Schreiber has held the position of Professor of Medicine for twenty years and Assistant Dean for Research for ten years at the University of Pennsylvania School of Medicine. In addition, Dr. Schreiber has been Scientific Founder and Chairman of the Scientific Advisory board of InKine Pharmaceutical Co. Inc., for five years. Before that, he had been Scientific Founder and Chief Scientific Officer at CorBec Pharmaceutical Co. Inc. for four years. He has been Founder and Scientific Chairman of ZaBeCor Pharmaceutical Co., LLC, for 1 year. Dr. Schreiber has also been a member of the Resource America, Inc., Board of Directors for ten years.	61
Nancy Alperin was appointed to the Board of Directors in June 2002. For the last four years, she has been President and CEO of Maxwell Realty Company, Inc., a full service Real Estate and Mortgage Brokerage headquartered in Philadelphia, Pennsylvania. Prior to 1999, she was a sales associate with Maxwell Realty Company. Ms. Alperin is a member of the Philadelphia Board of Realtors and a licensed mortgage broker in Pennsylvania.	35	2002
Lance Laifer is the founder, CEO and president of Bay9, Inc. Lance Laifer is also the principal at Laifer Capital Management, a registered investment advisory firm that he formed in March 1992. Prior to forming Laifer Capital, Mr. Laifer was a portfolio manager at Stonehill Investment Corp., a company that he helped form in February 1990. From 1988 to 1990, Mr. Laifer was a distressed credit analyst at an affiliate of Neuberger Berman. Prior to this, he was an Associate in the merchant banking group of Jamie Securities where he was employed from 1985 to 1988.	38	2002
Background Information About Continuing Directors	Age	Director Since
Daniel Gideon Cohen was elected a director and Chairman of the Executive Committee of the Board of Directors in June 1998. He was elected Chairman of the Board of TheBancorp.com in September 2000. Mr. Cohen has been Chairman of the Executive Committee of TheBancorp.com since 1999, and Chief Executive officer of TheBancorp.com from 1999 until September 2000. Mr. Cohen has been Chairman, CEO and President of Cohen Bros. & Co. since 2001. From 1995 through 2000, Mr. Cohen was an officer and director of Resource America, Inc. Mr. Cohen is the son of Edward E. Cohen.	33	1998
Hersh Kozlov was elected a director in June 2001. He is a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP. Before joining the firm of Wolf, Block, Schorr and Solis-Cohen LLP in March 2001, Mr. Kozlov was a partner with the law firm of Kozlov, Seaton, Romanini, Brooks & Greenberg since 1981. Mr. Kozlov formerly served as a director of Jeff Banks Inc., and U.S. Healthcare Insurance Company.	55	2001

Harmon S. Spolan was elected a director in June 2002. He is a senior partner in the law firm of Cozen O'Connor, P.C., Philadelphia, Pennsylvania, which he joined in 1999, where he chairs the Financial Services practice group. Prior thereto, he was President, COO, and a director of JeffBanks, Inc., a commercial bank headquartered in Philadelphia, Pennsylvania, from 1977 to 1999, when he retired from the bank. He is a member of the Philadelphia, Pennsylvania, and American Bar Associations.	67	2002

Kenneth Lewis Tepper was appointed President & Chief Executive Officer of the Company in June 2002. He has served on the Board of Directors of the Company since June 1998 and was elected Chairman of the Board in June 2001. From 1995 to 2000, Mr. Tepper was President and CEO of USABancShares, a Federal Reserve bank holding company and its FDIC-insured subsidiary. Prior to 1995, Mr. Tepper served in a number of senior positions within the financial institutions industry. He is currently a Director of the Pennsylvania Industrial Development Authority (PIDA) and served as Chairman of the Pennsylvania Republican Party Finance Committee during the gubernatorial campaign of the Honorable Thomas J. Ridge, Secretary of Homeland Security.	41	1998

        The Board of Directors recommends that you vote for the re-election of Mr. E. Cohen and Ms. Glaser and for the election of Dr. Alan Schreiber, Ms. Nancy Alperin and Mr. Lance Laifer as directors.

CORPORATE GOVERNANCE

Information Concerning the Board of Directors and Certain Committees

        The Board of Directors held four formal meetings during 2002. Each of the directors attended at least 75% of all meetings of the Board of Directors and Committees on which they served, except Ms. Glaser who attended two meetings. The Board of Directors currently consists of eight directors.

        Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, Investment Committee and Nominating Committee.

        The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, matters relating to the integrity of the Company's finances and financial statements and selects and recommends to the Board of Directors the engagement of independent accountants. The Committee held 3 formal meetings during 2002. The members of the Committee are Messrs. Kozlov (Chairman), Ms. Glaser, and Ms. Alperin, and all are independent directors within the meaning of Rule 4200 (a) (14) of the National Association of Securities Dealers' listing standards. For additional information about the Audit Committee, see "Audit Committee Matters."

        The Compensation Committee establishes and monitors executive officer compensation and administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee did not formally meet during 2002. The members of the Committee are Messrs. E. Cohen (Chairman) and Spolan.

        The Executive Committee exercises all authority of the Board of Directors between meetings of the Board of Directors. The Committee met quarterly during 2002. The members of the Committee are Messrs. D. Cohen (Chairman), E. Cohen, and Tepper.

        The Investment Committee evaluates and makes recommendations to the Board of Directors concerning potential merger and acquisition activities, significant capital investments and financial structuring. The Committee did not meet formally during 2002. The members of the Committee are Messrs. Laifer (Chairman) and D. Cohen.

        The Nominating Committee recommends persons for nomination as directors of the Company. The Committee will consider nominees recommended by shareholders for the 2004 annual meeting if submitted in writing to the Secretary of the Company prior to December 19, 2003. The Committee met informally on various occasions during 2002. The members of the Committee are Messrs. E. Cohen (Chairman) and D. Cohen.

Director Compensation

        As Chairman of the Board of Directors with continuing responsibility in the areas of strategic planning and corporate governance, Mr. Kenneth Lewis Tepper is paid an annual retainer of $12,000 and $500 for each meeting which he attends. Mr. D. Cohen, as Chairman of the Executive Committee of the Board of Directors has the responsibility for Board oversight of the Company between meetings of the Board of Directors, and in connection with this responsibility is paid a retainer of $150,000 per year. Mr. D. Cohen also served as Chairman of the Board of Directors of iATMglobal.net ("iATM") through February 2002, and was paid a retainer of $150,000 per year (prorated for 2002). In February 2002, as described more fully in the Company's Form 10-K for the year ending December 31, 2002, iATM was sold. In connection with the sale and reorganization, Mr. D. Cohen received severance in the amount of $200,000, which was accrued as of December 31, 2001. In addition, the Company leases automobiles for use by Mr. Tepper and Mr. D. Cohen.

        The remaining non-employee directors are paid $500 for each formal meeting of the Board of Directors or Committee which they attend. If Board and Committee meetings are held on the same day, only one attendance fee is paid. Board members do not receive compensation for telephone attendance at a meeting of the Board of Directors. In addition, members of the Board of Directors are paid an annual retainer of $12,000. Mr. Kozlov receives an additional retainer of $5,000 as Chairman of the Audit Committee, Mr. Edward Cohen receives an additional $10,000 as Chairman of the Compensation and Nominating Committees, and Mr. Laifer receives an additional retainer of $5,000 as Chairman of the Investment Committee.

        Pursuant to the Company's 1996 Stock Option Plan, each nonemployee director is automatically granted a nonstatutory stock option for 5,000 shares of the Company's Common Stock on the date of each annual shareholders meeting held during the time he or she serves as a nonemployee director. Each nonemployee director who is serving on the Executive Committee of the Board automatically is granted an additional nonstatutory stock option for 2,500 shares on the date of each annual shareholder meeting held during the time the director serves as a member of the Executive Committee. The exercise price for all options granted to nonemployee directors under the Plan is the fair market value of the Company's Common Stock on the date of grant. Each such option has a 10-year term and becomes fully exercisable on the first anniversary of the option grant, provided the director is then serving on the Board and, if applicable, on the Executive Committee.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors, consisting of Messrs. E. Cohen and Spolan, makes determinations regarding the compensation of the Company's executive officers. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer. Mr. E. Cohen served as Chairman of the Company from June 1998 to June 2002.

Certain Relationships and Related Transactions

        On April 17, 2003, the Company paid $1.75 million to the Estate of Frederick O. Paulsell in connection with the settlement of certain litigation. Mr. Paulsell, who was also a shareholder, served as a director of the Company during 2002 until his death on October 22, 2002. For additional information regarding the payment and the litigation, see "Material Legal Proceedings" above together with Item 3 of the Company's Form 10-K for the fiscal year ended December 31, 2002, a copy of which is being provided to shareholders together with the proxy materials.

        In fiscal year 2002, the Company retained the law firm of Cozen O'Connor to perform services through such firm's London, England offices on behalf of the Company's UK subsidiaries. Mr. Harmon Spolan, a director of the Company, is a partner with the law firm of Cozen O'Connor, P.C., at the firm's offices in Philadelphia, Pennsylvania.

10

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the executive compensation paid by the Company during the years ended December 31, 2002, December 31, 2001, and December 31, 2000, respectively, to the Chief Executive Officer and the four most highly compensated executive officers of the Company during 2002.

		Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options	Other Compensation
Kenneth Lewis Tepper(1) President, Chief Executive Officer and Chairman of the Board	2002 2001 2000	$ $ $	270,847 30,000 —		$25,000 — —	— 105,000 5,000	$ $ $	15,000 76,000 18,500	(4) (4) (4)
Daniel L. Spalding President(2)	2002 2001 2000	$ $ $	129,571 200,095 105,453	$ $ $	75,000 30,000 —	— 100,000 50,000		$176,260 — —	(5)
Danial J. Tierney Executive Vice President	2002 2001 2000	$ $ $	189,174 180,000 163,750	$ $ $	55,155 15,000 50,000	— — —		— — —
Bryan R. Clark Vice President(3)	2002 2001 2000	$ $ $	131,427 121,670 102,500	$ $ $	25,000 16,000 8,860	— — —		$34,969 — —	(6)
Gary Cosmer Vice President, Chief Technology Officer	2002 2001 2000	$ $ $	132,341 123,170 112,168	$ $ $	25,221 10,000 15,000	— — —		— — —
Rebecca J. Demy Corporate Controller and Principal Accounting Officer	2002 2001 2000	$ $ $	90,180 74,851 66,904	$ $ $	31,804 6,000 4,000	— — 1,500		— — —

(1)
Mr. Tepper has served as Chairman of the Board since June 6, 2001. He was appointed President & Chief Executive Officer of the Company on June 4, 2002.

(2)
Mr. Spalding resigned from the Company effective June 14, 2002, pursuant to the terms of a Severance Agreement with the Company described under Employment Agreements and Severance Arrangements.

(3)
Mr. Clark resigned from the Company effective November 22, 2002, pursuant to the terms of an employment agreement with the Company described under Employment Agreements and Severance Arrangements. He was paid $150,000 severance in January 2003.

(4)
Reflects fees paid to Mr. Tepper in his capacity as a Director and Chairman of the Board of the Company.

(5)
Reflects payments for accrued personal leave time and severance.

(6)
Reflects payment for accrued personal leave time.

Stock Option Grants During the Year Ended December 31, 2002

        No stock options were granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2002.

Option Exercises and Holdings

        The following table indicates (i) stock options exercised by the executive officers named in the Summary Compensation Table during the last fiscal year, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 2002, and (iii) the fiscal year-end value of "in-the-money" unexercised options.

			Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(2)
Name	Shares Acquired on Exercise
		Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel L. Spalding	—	—	—	—	$—	$—
Kenneth Lewis Tepper	—	—	67,499	50,001	$—	$—
Daniel J. Tierney	—	—	119,000	18,000	$—	$—
Bryan R. Clark	—	—	19,500	0	$—	$—
Gary M. Cosmer	—	—	22,000	8,000	$—	$—
Rebecca J. Demy	—	—	1,800	1,700	$—	$—

(1)
Aggregate market value of the shares covered by the option, less the aggregate price paid by the executive.

(2)
Based on the fair market value of the Company's stock as of December 31, 2002. Values are stated on a pretax basis.

Employment Agreements and Severance Arrangements

        Mr. Kenneth Lewis Tepper entered into an employment agreement as Chairman of the Board with the Company in December 2001. Under the terms of the employment agreement, Mr. Tepper is to be paid an initial annual salary of $275,000, to be reviewed annually, and is eligible for incentive compensation based on performance criteria to be determined between Mr. Tepper and the Company. Under the terms of the employment agreement, Mr. Tepper received options to purchase 100,000 shares of the Company's stock that vest monthly over a period of 24 months, and expire ten years from the date of grant. In the event Mr. Tepper is terminated by the Company other than "for cause", Mr. Tepper will receive a severance payment equal to twelve month's salary plus one month's salary for each year of employment up to a maximum of 24 months' pay. In June 2002, Mr. Tepper agreed to serve as the Company's President & Chief Executive Officer.

        Mr. Daniel L. Spalding resigned from the Company effective June 14, 2002. Under the terms of a Severance Agreement and Full Mutual Release dated June 4, 2002, Mr. Spalding received severance pay in the amount of $137,500 which was paid in six equal monthly installments, and insurance benefits and an automobile allowance for a period of six months from June 15, 2002.

        Mr. Bryan R. Clark resigned from the Company effective November 22, 2002. Under the terms of an employment agreement dated January 1, 2002, Mr. Clark received severance pay in the amount of $150,000 in January 2003, and insurance benefits for a period of twelve months from the effective date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

(1)
This section, the section entitled 'Report of the Audit Committee' and the section entitled 'Stock Performance Graph' are not 'soliciting material,' are not deemed 'filed' with the Securities and Exchange Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Act of 1934, regardless of date or any general incorporation language in such filing.

Compensation Committee

        All of the actions regarding compensation of executive officers of the Company during the year ended December 31, 2002, were taken in accordance with policies as established by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of two outside directors. At the time of his appointment as President & Chief Executive Officer of the Company in June 2002, Kenneth Lewis Tepper resigned from the Committee. During the year ended December 31, 2002, the Committee also administered the Company's 1996 Stock Option Plan and the Company's Restated 1986 Stock Incentive Plan.

        Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. It is anticipated that the levels of salary and bonus to be paid by the Company will not exceed that limit.

Executive Officer Compensation

        The Company's executive officer compensation is based on several general principles, which are summarized below:

  •
  Encourage long-term success and align shareholder interests with management interests by giving TRM's executives the opportunity to acquire stock in TRM

  •
  Reward initiative of TRM's executive officers

  •
  Link corporate and individual performance to compensation

  •
  Provide competitive total compensation which enables TRM to attract and retain key executives

        The Company's executive compensation program consists of base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary long-term incentive compensation in the form of stock options. This program is designed to reflect pay for performance that is tied to the Company's, as well as the individual's performance.

        Base Salary.    During the year ended December 31, 2002, the salaries established for executive officers other than the Chief Executive Officer were determined after considering the Company's size and complexities relative to other public companies. Job responsibilities, individual experience and individual performance were considered in determining salaries. Each executive officer's salary is reviewed annually, and increases to base salary are made to reflect competitive market increases and the individual factors described above.

        Cash Bonuses.    In 2002 TRM employees were eligible for payment of an annual cash bonus based upon company-wide and individual performance criteria as determined between the officer and the Company.

        Long-Term Incentives-Stock Options.    The Company's primary long-term incentive compensation is through stock options. The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors and the Committee believe that the availability of stock incentives is an important factor in the Company's ability to attract and retain key employees, to provide an incentive for them to exert their best efforts on behalf of the

Company and to further align their interests with shareholders. Initial options granted to executive officers depend on the level of responsibility and position, and subsequent grants are made based on subjective assessment of performance, among other factors. Options granted to executive officers generally become exercisable in equal increments over a period of years. The Committee believes that stock options with these features provide an incentive for executives to remain in the employ of the Company and reward executive officers and other key employees for performance that results in increases in the market price of TRM's common stock—which directly benefits all shareholders.

Chief Executive Officer Compensation

        The 2002 salary established for Kenneth Lewis Tepper, who in June 2002 accepted the additional duties and title as President & Chief Executive Officer of the Company, was determined by the Committee after considering salaries offered by the Company's competitors, the Company's size and complexities relative to other public companies, and the Company's desire to retain a skilled senior executive. In determining salary, the Committee takes into account Mr. Tepper's Employment Agreement signed in December 2001 which is incorporated herein by reference to Exhibit 10.8 of Form 10-K for the period ended December 31, 2001, plus individual performance during the year.

Compensation Committee Report Submitted By: Edward Cohen, Chairman Harmon Spolan

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

        In accordance with its written charter adopted by the board of directors, the Audit Committee of the Board of Directors consists of three members and operates under such written charter. All of the members are independent directors according to Nasdaq's independent director and audit committee listing standards.

        In connection with the Company's audited financial statements for the year ended December 31, 2002, the Audit Committee

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

  •
  received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors' independence.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee Report Submitted By: Hersh Kozlov, Chairman Slavka Glaser Nancy Alperin

Principal Accounting Firm Fees

        The Company incurred the following fees for services performed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, in fiscal year 2002:

        Audit Fees:    for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2002 were $303,916, of which an aggregate amount of $30,000 has been billed through December 31, 2002. Audit-related fees include fees for audits of the Company's statutory accounts for the UK subsidiaries, the audit of the Company's employee benefit plan, and services performed related to SEC filings, such as Form 8-K.

        Financial Information System Design and Implementation:    None.

        All Other Fees:    the aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002, were $39,245 for audit-related services, and $183,844 for income tax compliance and related tax services.

        The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining that firm's independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the provision of such non-audit services.

Stock Performance Graph

        The following graph provides a comparison of the cumulative total shareholder return for the period December 31, 1997 through December 31, 2002 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market (US) and (iii) the Nasdaq Retail Trade Index, in each case assuming the investment of $100 on December 31, 1997 and the reinvestment of any dividends; the Company has never paid dividends on its Common Stock.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2003, subject to ratification of the selection by the shareholders of the Company at the Annual Meeting. Proxies will be voted in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for approval of PricewaterhouseCoopers LLP as independent auditors. This firm has served as the Company's auditors since 1999. The decision of the Board of Directors is based on the recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        The Board of Directors recommends you vote for the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Reports of all transactions in the Company's Common Stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based solely on its review of copies of these reports and presentations of such reporting persons, the Company believes that during 2002 such SEC filing requirements were satisfied except for one stock transaction for each of Nancy Alperin, a director, Edward Cohen, a director, Slavka Glaser, a director, Lance Laifer, a director, and Kenneth Lewis Tepper, a director and executive officer, which were reported late on one Form 4; two stock transactions relating to stock owned by Hersh Kozlov, a director, and Harmon Spolan, a director, which were reported late on one Form 4; and eighteen stock transactions relating to stock owned by Daniel Cohen, a director, which were reported late on one Form 4.

SHAREHOLDER PROPOSALS

Shareholder Proposals to be Included in the Company's Proxy Statement

        A shareholder proposal to be considered for inclusion in proxy materials for the Company's 2004 annual meeting must be received by the Company not later than December 20, 2003.

Shareholder Proposals Not in the Company's Proxy Statement

        Shareholders wishing to present proposals for action at an annual meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to that year's annual meeting; provided, however, that in the event less than 30 days' notice of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the matter proposed to be brought before the meeting, (ii) the name and address, as they appear in the Company's books, of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such matter. The presiding officer at the annual meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such matter shall not be considered or acted upon. For purposes of the Company's 2004 annual meeting, such notice, to be timely, must be received by the Company between April 4, 2004 and May 5, 2004. In addition, (assuming the Company gives shareholders 30 days' notice of the annual meeting and the date of the 2004 Annual Meeting is on a corresponding date to the 2003 Annual Meeting), if notice of any shareholder proposal to be raised at next year's annual meeting of shareholders is received by the Company at its principal executive offices before April 4, 2004, or after May 5, 2004, proxy voting on that proposal when and if raised at the 2004 annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

        Shareholders wishing to nominate directly candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as described above. The notice shall set forth (i) the information described by Items 401(a), (e) and (f) and Item 403(b) of Regulation S-K under the Securities Act of 1933, as amended, (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder, and (iii) any material interest of the shareholder or of the nominee in the Company. The presiding officer at the annual meeting shall determine whether any nomination was properly brought before the annual meeting in accordance with the Company's Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall not be considered in the election.

OTHER MATTERS

        The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.

Portland, Oregon
April 30, 2003

REVOCABLE PROXY

☒
PLEASE MARK VOTES
AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR
THE 2003 ANNUAL MEETING OF SHAREHOLDERS—
JUNE 17, 2003

        The undersigned hereby appoints Kenneth Lewis Tepper and Harmon S. Spolan, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Shareholders of TRM CORPORATION to be held on June 17, 2003, and any adjournments thereof, with respect to the following:

1.	ELECTION OF DIRECTORS:	For ☐	Withhold ☐	For All Except ☐
Edward E. Cohen (3-year term)
Slavka B. Glaser (3-year term)
Alan D. Schreiber, M.D. (3-year term)
Nancy Alperin (1-year term)
Lance Laifer (1-year term)
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below:
2.	Approval of PricewaterhouseCoopers LLP as independent auditors.	For ☐	Against ☐	Abstain ☐
3.	Transaction of any business that properly comes before the meeting or any adjournment thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted thereby.	For ☐	Against ☐	Abstain ☐

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IN ADDITION, THE PROXIES MAY VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        Please date and sign exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

________________________________________________________________________________________________________________________

/*\    Detach above card, sign, date and mail in the postage paid envelope provided.    /*\

5208 N.E. 122nd Avenue Portland, Oregon 97230-1074

________________________________________________________________________________________________________________________

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

________________________________________________________________________________________________________________________

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

QuickLinks

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
MATERIAL LEGAL PROCEEDINGS
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)
AUDIT COMMITTEE MATTERS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS